FOR IMMEDIATE RELEASE

Interpublic Amends Bank Credit Agreement
Extends Maturity and Expands Size

New York, NY – June 1, 2011 – Interpublic Group (NYSE: IPG) today announced that on May 31, 2011, the Company amended its existing credit agreement to increase the size of the facility from $650 million to $1 billion and extend the maturity from July 2013 to May 2016.   As amended, the Company also has the ability, under certain conditions, to increase the size of the credit facility by up to an additional $250 million.

Under the amendment, pricing terms improve for the Company.  Furthermore, covenants restricting acquisitions and capital expenditures were removed from the credit agreement, and the covenant covering dividends and share repurchases was made less restrictive and becomes inapplicable in the event that the Company receives investment grade ratings from any two of the three principal ratings agencies.  The financial covenants contained in the credit agreement were also modified, and the covenant requiring the maintenance of minimum EBITDA will no longer be applicable if the Company becomes investment grade.

“The new agreement enhances our flexibility with respect to liquidity and capital structure management,” commented Frank Mergenthaler, Executive Vice President and CFO of Interpublic, “and allows for additional flexibility going forward as our credit ratings continue to improve. We appreciate this expression of ongoing support by our bank partners.”

The Company has filed a description of the new terms and a copy of the amendment to the credit facility with the SEC.

# # #

About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, HUGE, Initiative, Jack Morton Worldwide, Lowe + Partners, MAGNAGLOBAL, McCann Erickson, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe + Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.

# # #
Contact Information
Tom Cunningham (Press) (212) 704-1326	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax